(LOGO) NEW CENTURY
MORTGAGE CORPORATION

18400 VON KARMAN, SUITE 1000, IRVINE, CA 92612 (949)440-7030

Norwest Bank Minnesota, N.A.
11000 Broken Land Parkway
Columbia, MD 21044-3562
Attention: Master Servicing


Re: Salomon Brothers Mortgage Securities VII, Inc. Floating Rate Mortgage Pass-Through Securities Series 1999-SB3


Dear Sirs:

         The undersigned, Brad A. Morrice, the Chairman and Co-Chief Executive Officer of New Century Mortgage Corporation, a California corporation (the "Servicer"), hereby certifies the following for the year of 1999:

A. I have reviewed the activities and performance of the Servicer during the preceding fiscal year under the terms of the Servicing Agreement, Trust Agreement, Pooling and Servicing Agreement and the Seller/Servicer Guide (collectively, the "Agreements")and to the best of my knowledge, the Servicer has fulfilled all of its duties, responsibilities and obligations under the Agreements throughout 1999, or if there has been a default or failure of the Servicer to perform any of its duties, responsibilities or obligations, a description of each default or failure and the nature and status thereof has been reported to Norwest Bank Minnesota, N.A.;

B. I have confirmed that the Servicer is currently an approved FNMA or FHLMC servicer in good standing;

C. I have confirmed that the Fidelity Bond, the Errors and Omissions Insurance Policy and any other bonds required under the terms of the Agreements are in full force and effect;

D. All premiums for each Hazard Insurance Policy, Flood Insurance Policy (if applicable) and Primary Mortgage Insurance Policy (if applicable), with respect to each Mortgaged Property, have been paid and that all such insurance policies are in full force and effect;

E. All real estate taxes, governmental assessments and any other expenses accrued and due, that if not paid could result in a lien or encumbrance on any Mortgaged Property, have been paid, or if such costs or expenses have not been paid with respect to any Mortgaged Property, the reason for the non-payment has been reported to Northwest Bank Minnesota, N.A.;

F. All Custodial Accounts have been reconciled and are properly funded; and

G. All annual reports of Foreclosure and Abandonment of Mortgage Property required per section 6050H, 6050J and 6050P of the Internal Revenue Code, respectively, have been prepared and filed.

IN WITNESS WHEREOF, the undersigned has caused this Certificate to be executed as of this_______day of May,2000

Brad A. Morrice
Chairman and Co-Chief Executive Officer